Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, File Nos. 333-33980, 333-73397, 333-69969, 333-02507, 333-29829, 333-35897, 333-110335, 333-122880, 333-124429, 333-132199, 333-135040, 333-138936, 333-144260, and 133-146450, and Form S-8, File Nos. 33-73332, 333-09801, 333-56966, 333-122878, and 333-132408), of Nutrition 21, Inc. of our report dated October 13, 2009, which report includes an explanatory paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Nutrition 21, Inc., included in this Annual Report on Form 10-K for the year ended June 30, 2009.

/s/ J.H. Cohn LLP

Roseland, New Jersey
October 13, 2009